The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration 333-137246

SUBJECT TO COMPLETION, DATED MAY 11, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 25, 2006)

Shares of Common Stock

We are offering           shares of our common stock, par value $0.01 per share. We have granted the underwriters an option to purchase           additional shares of our common stock to cover over-allotments, if any.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “BHLB”. On May 8, 2009, the closing price of our common stock on NASDAQ was $24.11 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement.

	Per Share	Total

Public offering price	$		$30,000,000
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters expect to deliver the common stock, through the facilities of The Depository Trust Company, against payment on or about          , 2009.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sandler O’neill + Partners, l.p.	Keefe, Bruyette & Woods

The date of this prospectus supplement is May   , 2009

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We, and the underwriters, are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of each document regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of these securities. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference in them, you should rely on the information in the document with the latest date. Unless the context indicates otherwise, all references in this prospectus supplement to we, our, and us, or the Company refer to Berkshire Hills Bancorp, Inc., including our wholly owned subsidiaries, Berkshire Bank, Berkshire Insurance Group, Berkshire Bank Municipal Bank and Berkshire Hills Capital Trust I on a consolidated basis; except that in the discussion of our capital stock and related matters these terms refer solely to Berkshire Hills Bancorp, Inc. and not to any of our subsidiaries

In this prospectus supplement we rely on and refer to information and statistics regarding the banking industry, and our banking market. We obtained this market data from independent publications or other publicly available information. Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using a shelf registration process. Under the shelf registration process, we may offer from time to time shares, and warrants to purchase shares, of common stock, debt securities, preferred stock, or any combination of the foregoing securities of which this offering is a part. In the accompanying prospectus, we provide you with a general description of the common stock, debt securities or preferred stock we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the shares of our common stock that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” on page S-26 of this prospectus supplement before investing in our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in them, that are not historical facts, may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These statements include, among others, statements regarding our strategy, evaluations of future interest rate trends and liquidity, prospects for growth in assets and prospects for overall results over the long term. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond our control.

Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Our actual results could differ materially from those projected in the forward-looking statements as a result of, among others, factors referenced herein under the section captioned “Risk Factors”; adverse conditions in the capital and debt markets and the impact of such conditions on our activities; changes in interest rates; competitive pressures from other financial institutions; a deterioration in general economic conditions on a national basis or in the local markets in which we operate, including changes which adversely affect borrowers’ ability to service and repay our loans; changes in loan defaults and charge-off rates; increases in our loan loss reserves; reduction in deposit levels necessitating increased borrowing to fund loans and investments; the passing of adverse government regulation; the risk that goodwill and intangibles recorded in our financial statements will become impaired; and risks related to the identification and implementation of acquisitions; as well as the other risks and uncertainties detailed in our Annual Report on Form 10-K and other filings submitted to the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary contains basic information about us and this offering. Because it is a summary, it does not contain all the information that you should consider before investing. To understand this offering fully, you should carefully read this entire prospectus supplement, including the “Risk Factors” section beginning on page S-10, the accompanying prospectus and the information incorporated by reference in them, including our consolidated financial statements and the accompanying notes included in our filings with the Securities and Exchange Commission. Unless otherwise indicated, all share information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

Berkshire Hills Bancorp, Inc., or the Company, is a Delaware corporation and the holding company for Berkshire Bank. Established in 1846, Berkshire Bank is one of Massachusetts’ oldest and largest independent banks and is the largest banking institution based in Western Massachusetts. The Bank is headquartered in Pittsfield, Massachusetts and operates 39 full-service banking offices serving communities throughout Western Massachusetts, Northeastern New York and in Southern Vermont. The Bank currently operates in four regions:

•	The Berkshire County Region, with twelve offices in Berkshire County. Berkshire County is the Company’s traditional market, where it has a leading market share in many of its product lines. Berkshire County is renowned for its combination of nature, culture, and harmony which make it a leisure and tourism destination and an attractive location for an emerging creative economy.

•	The Pioneer Valley Region with ten offices along the Connecticut River valley north and west of Springfield, Massachusetts. The Company entered this region through the acquisition of Woronoco Bancorp, Inc. in June 2005. This region is the metropolitan hub of Western Massachusetts and part of the Hartford/Springfield economic region centrally located between Boston and New York City.

•	The New York Region with ten offices serving Albany and the surrounding area in Northeastern New York. This region represents a de novo expansion by the Bank begun in 2005. Albany is the state capital and is part of New York’s Tech Valley which is gaining prominence as a world technology hub including leading edge nanotechnology initiatives representing a blend of private enterprise and public investment.

•	The Vermont region with seven offices serving Southern Vermont. The Company entered this region through the acquisition of Factory Point Bancorp, Inc. in September 2007. The Southern Vermont region is contiguous to Berkshire County and shares similar characteristics, with a more pronounced focus on recreation activities in Vermont’s Green Mountains.

These four regions are viewed as having favorable demographics and provide an attractive regional niche for Berkshire Bank to distinguish itself from larger super-regional banks and smaller community banks. The Company is pursuing growth through acquisitions, de novo branching, product development, and organic growth. It made acquisitions of insurance and financial planning providers in 2004 and 2005, followed by the acquisition of five insurance agencies in the fourth quarter of 2006. These insurance acquisitions were merged and integrated into the Berkshire Insurance Group, which was made a subsidiary of the Company.

The Company offers a wide range of deposit, lending, investment, wealth management, and insurance products to retail, commercial, not-for-profit, and municipal customers in its market areas. In addition to traditional retail and commercial banking products, the Company’s product offerings also include retail and commercial electronic banking, commercial cash management, and commercial interest rate swaps. The Company’s commercial banking products are offered within its regions and to commercial relationships in Massachusetts, Connecticut, and Rhode Island. The Company stresses a culture of teamwork and performance excellence to produce customer satisfaction to support its strategic growth and profitability.

The Bank’s Wealth Management Group provides consultative investment management and trust relationships to individuals, businesses, and institutions, with an emphasis on personal investment management. The Group has built a track record over more than a decade with its dedicated in-house investment management team. At quarter-end March 31, 2009, assets under management totaled approximately $639.0 million. Specialized wealth management services offered include investment management, trust administration, estate planning, and private banking. The Group provides a full line of investment products, financial planning, and brokerage services utilizing Commonwealth Financial Network as the broker/dealer. In January 2008, the Group expanded into the Albany area with the acquisition of the Center for Financial Planning.

Berkshire Insurance Group is one of the largest and fastest growing insurance agencies in Western Massachusetts. As an independent insurance agent, it represents a carefully selected group of financially sound, reputable insurance companies offering attractive coverage at competitive prices. When there is a loss, Berkshire Insurance Group works with its customers to assure that claims are processed fairly and promptly. The Group offers a full line of personal and commercial property and casualty insurance. It also offers employee benefits insurance and a full line of personal life, health, and financial services insurance products. The executive team draws on over 175 years of independent agency management and sales experience and manages a combined sales force of fifteen agents. Berkshire Insurance Group sells all lines of insurance in Western Massachusetts, Southern Vermont, Upstate New York and Northwestern Connecticut. Berkshire Insurance Group operates a focused cross-sell program of insurance and banking products through all offices and branches of Berkshire Bank.

The Company has invested in its infrastructure in order to position itself for further growth as a regional consolidator with an objective of filling in and expanding its footprint in its New England and New York markets. The Company has absorbed expenses related to its ten branch de novo expansion into the attractive New York market. Its acquisitions of banks, insurance agencies, and wealth management companies have resulted in near term dilution to per share tangible common book value in order for the Company to achieve the scale, positioning, and momentum to support future beneficial growth.

The Company views its markets as geographically conservative, and these markets have experienced less exposure to speculative development, real estate inflation, and subprime lending activities compared to many other regions of the country. The Company’s markets are not contiguous with the densely populated Boston and New York City metropolitan areas. The Company believes that it has a closer and more consistent focus on its markets compared to national competitors.

On April 29, 2009, the Company announced its proposed acquisition of CNB Financial Corp., the holding company for Commonwealth National Bank. CNB Financial Corp. had total assets of $295 million, total loans of $242 million and total deposits of $197 million at December 31, 2008. The Company will pay 0.3696 shares of Berkshire Hills common stock for each share of CNB Financial Corp. common stock, or approximately $19.5 million of merger consideration in the aggregate based on an assumed price of $23.00 for the Company’s stock price. The Company anticipates closing this transaction in the third quarter of 2009, subject to approval by the stockholders of CNB Financial, and other customary conditions, including regulatory approval. Berkshire expects that the acquisition will be $0.10 accretive to earnings per common share beginning in the year 2010, although we cannot assure you that the transaction will be accretive. The Company expects that the transaction will be $0.24 per share dilutive to tangible common stock book value in 2009 due to closing adjustments and net transaction expenses. Berkshire expects to offset this dilution within two quarters based on its overall earnings, and within three years based on the accretion related to the merger.

In April, 2009, the Company announced that it had recruited a new Regional Commercial Executive for its New York Capital Region and that it has made additional hires to expand its team of commercial lenders in this growing market. These individuals collectively bring eight decades of experience representing regional and national institutions providing commercial solutions to the Albany middle market. The Company also announced that it has appointed David B. Farrell as Executive Vice President, Integrated Services. Mr. Farrell will be responsible for the management and expansion of the insurance and wealth management business lines, which contributed 18% of total net revenues in 2008. Mr. Farrell had served as a director of the Company since 2005 and resigned from the Board of Directors in conjunction with this appointment.

The Company has applied to repay the preferred stock issued to the U.S. Department of Treasury in the fourth quarter of 2008. Such repayment is subject to approval by the Treasury Department, following consultation by the Company with the Office of Thrift Supervision. The Company expects that any such repayment would be funded by $40 million from cash on hand at the holding company as of March 31, 2009. The Company expects to enter into negotiations with the government for the repurchase of the associated warrant for common shares. There can be no assurance that the Company can redeem this equity or that the federal government will allow for the redemption of this preferred stock or the repurchase of the warrants.

In October 2005, we opened Berkshire Municipal Bank, an FDIC-insured, New York-chartered limited purpose commercial bank, organized principally to accept deposits from New York municipalities and other governmental entities. Berkshire Municipal Bank was renamed Berkshire Bank Municipal Bank in February 2008. It operates as a subsidiary of Berkshire Bank.

Our principal executive offices are located at 24 North Street, Pittsfield, Massachusetts 01201, and our telephone number is (413) 443-5601. Our website is www.berkshirebank.com. Information on our website is not incorporated by reference and is not a part of this prospectus supplement.

THE OFFERING

Issuer	Berkshire Hills Bancorp, Inc., a Delaware corporation

Common Stock Offered by Us(1)	1,244,297 shares

Common Stock to be Outstanding after this Offering(2)	13,550,212 shares

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $27.9 million after deducting the underwriting discounts and commissions and our estimated expenses (or approximately $32.1 million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from this offering for general corporate purposes which may include, among other things, support for organic and opportunistic acquisition-based growth. Although our growth strategy contemplates future acquisitions, we have no present agreements or definitive plans relating to any acquisitions other than the proposed acquisition of CNB Financial Corp. and active negotiations to acquire a wealth management company. In addition, we have applied for regulatory approval to repurchase the preferred stock and warrants that we issued to the U.S. Department of Treasury in connection with the Treasury’s Capital Purchase Program, although there can be no assurance that our application will be approved. The Company expects to repurchase the preferred stock with $40 million from cash on hand and expects to enter into negotiations with Treasury to repurchase the warrants.

NASDAQ Symbol	BHLB

(1)	Assuming a stock price of $24.11 per share.

(2)	The number of shares of common stock to be outstanding after the offering is based on actual shares outstanding as of March 31, 2009 and assumes no exercise of the underwriters’ over-allotment option. The number of shares of common stock indicated excludes 425,979 shares of common stock issuable upon exercise of options outstanding as of March 31, 2009 under our equity incentive plan, having a weighted average exercise price of $22.67 per share, and 843,874 shares issuable upon our acquisition of CNB Financial Corp. (not including any shares issued as a result of the exercise of CNB Financial stock options which will be exchanged for Company stock options). In addition, the number of shares shown does not include 226,330 shares of common stock that may be issued upon exercise of warrants issued to the U.S. Department of Treasury in connection with Treasury’s Capital Purchase Program.

Risk Factors

Investing in our securities involves risks. You should carefully consider the information under “Risk Factors” beginning on page S-10 and the other information included in this prospectus supplement and the accompanying prospectus before investing in our securities.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following tables contain certain information concerning our consolidated financial position and results of operations. The selected historical financial information at December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 is derived in part from our audited consolidated financial statements and related notes that are incorporated by reference into this prospectus supplement and the accompanying prospectus. The information at December 31, 2006, 2005 and 2004 is derived in part from our audited consolidated financial statements and notes thereto that are not incorporated by reference into this prospectus supplement or the accompanying prospectus. The information at March 31, 2009 and for the three months ended March 31, 2009 and 2008 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. The results of operations for the three months ended March 31, 2009 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At March 31,	At December 31,
	2009	2008	2007	2006	2005	2004
	(Dollars in thousands)

Selected Financial Data:
Total assets	$2,724,351	$2,666,729	$2,513,432	$2,149,642	$2,035,553	$1,310,115
Loans, net	1,946,475	1,984,244	1,921,900	1,679,617	1,407,229	818,842
Securities	343,536	341,516	258,497	234,174	420,320	414,363
Goodwill and intangibles	178,545	178,830	182,452	121,341	99,616	7,254
Deposits	1,938,080	1,829,580	1,822,563	1,521,938	1,371,218	845,789
Borrowings and subordinated debentures	342,624	374,621	349,938	360,469	412,917	327,926
Total preferred stockholders’ equity	36,959	36,822	—	—	—	—
Total common stockholders’ equity	375,859	371,603	326,837	258,161	246,066	131,736

Total stockholders’ equity	412,818	408,425	326,837	258,161	246,066	131,736

	For the Three
	Months Ended
	March 31,		For the Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Dollars in thousands, except per share amounts)

Selected Operating Data:
Total interest and dividend income	$29,880	$34,523	$133,211	$131,944	$118,051	$87,732	$61,081
Total interest expense	12,169	16,229	57,471	68,019	57,811	36,115	20,724

Net interest income	17,711	18,294	75,740	63,925	60,240	51,617	40,357
Provision for loan losses	2,500	825	4,580	4,300	7,860	1,313	1,565
Total fee income	8,385	9,166	30,334	26,654	13,539	9,373	5,493
All other non-interest income (loss)	287	306	1,261	(2,011)	(1,491)	5,550	2,271
Total non-interest expense	18,453	18,074	71,699	65,494	48,868	48,998	28,977
Provision for income taxes — continuing operations	1,547	2,818	8,812	5,239	4,668	8,003	5,639
Net income (loss) from discontinued operations	—	—	—	—	371	—	(431)

Net income	$3,883	$6,049	$22,244	$13,535	$11,263	$8,226	$11,509

Less: Cumulative preferred stock dividend and accretion	637	—	—	—	—	—	—
Net income available to common stockholders	$3,246	$6,049	$22,244	$13,535	$11,263	$8,226	$11,509

Dividends per share(1)	$0.16	$0.15	$0.63	$0.58	$0.56	$0.52	$0.48
Basic earnings per share:
Continuing operations	0.27	0.58	2.08	1.47	1.28	1.16	2.26
Discontinued operations	—	—	—	—	0.04	—	(0.08)

Total	$0.27	$0.58	$2.08	$1.47	$1.32	$1.16	$2.18

Diluted earnings per share:
Continuing operations	$0.27	$0.58	$2.06	$1.44	$1.25	$1.10	$2.08
Discontinued operations	—	—	—	—	0.04	—	(0.07)

Total	$0.27	$0.58	$2.06	$1.44	$1.29	$1.10	$2.01

Weighted average shares outstanding:
Basic	12,164	10,386	10,700	9,223	8,538	7,122	5,284
Diluted	12,247	10,457	10,791	9,370	8,730	7,503	5,731

(1)	All per share amounts refer to common stock.

	At or for the Three
	Months Ended
	March 31,		At or for the Years Ended December 31,
	2009	2008	2008		2007		2006		2005		2004

Selected Operating Ratios and Other Data:
Performance Ratios:
Return on average assets	0.59	0.97	0.87%		0.60%		0.53%		0.47%		0.89%
Return on average equity	3.83	7.38	6.47		4.69		4.40		4.19		9.06
Interest rate spread	2.71	3.01	3.06		2.79		2.81		3.00		3.10
Net interest margin	3.11	3.41	3.44		3.26		3.24		3.33		3.37
Non-interest income to total net revenue	32.87	34.11	29.44		27.82		16.67		22.43		16.13
Non-interest expense to average assets	2.80	2.93	2.81		2.90		2.31		2.81		2.25
Dividend payout ratio	59.26	25.86	30.58		40.28		43.41		44.83		23.88
Capital Ratios:
Tier 1 capital to average assets — Bank	9.11	8.02	9.34		7.97		7.69		7.79		8.08
Total capital to risk weighted assets — Bank	12.21	10.52	12.28		10.40		10.27		11.12		12.69
Stockholders’ equity to total assets	15.15	12.91	15.32		13.00		12.01		12.09		10.06
Asset Quality Ratios:
Nonperforming loans to total loans	0.63	0.63	0.61		0.54		0.45		0.08		0.14
Nonperforming assets to total assets(1)	0.47	0.51	0.48		0.45		0.35		0.06		0.09
Net loans charged-off to average total loans	0.51	0.17	0.19		0.34		0.07		0.08		0.15
Allowance for loan losses to total loans	1.16	1.14	1.14		1.14		1.14		0.92		1.13
Allowance for loan losses to nonperforming loans	1.84	1.82	1.88	x	2.10	x	2.55	x	10.96	x	8.11	x
Share Data:
Book value per common share	$30.54	$31.38	$30.33		$31.15		$29.63		$28.81		$22.43
Market price at period end	$22.92	25.19	$30.86		$26.00		$33.46		$33.50		$37.15
Other Data:
Number of bank branches	39	38	39		38		27		24		12
Full time equivalent employees	612	581	581		560		522		399		241

(1)	Total nonperforming assets does not include repossessed automobiles which totaled $377,000, $509,000, $373,000, $461,000, $245,000, $181,000 and $274,000 at March 31, 2009, March 31, 2008, December 31, 2008, 2007, 2006, 2005 and 2004, respectively.

RISK FACTORS

In addition to other information contained in this prospectus supplement and the accompanying prospectus, you should carefully consider the risks described below and incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2008, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, in evaluating our company and our business before making a decision to invest in our common stock. These risks are not the only ones faced by us. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference. Please refer to the section entitled “Special Note Regarding Forward-Looking Statements” in this prospectus supplement.

Risks Related to this Offering

Market conditions and other factors may affect the value of our common stock.

The trading price of the shares of our common stock will depend on many factors, which may change from time to time, including:

•	conditions in the regional and national credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally;

•	market interest rates;

•	the market for similar securities;

•	government action or regulation;

•	general economic conditions or conditions in the financial markets;

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility;

•	our past and future dividend practice; and

•	our financial condition, performance, creditworthiness and prospects.

Accordingly, the shares of common stock that an investor purchases, whether in this offering or in the secondary market, may trade at a price lower than that at which they were purchased.

The market price and trading volume of our common stock may be volatile.

The stock market and, in particular, the market for financial institution stocks, has experienced significant volatility recently. As a result, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. The average daily trading volume of our common stock during the quarter ended March 31, 2009 was 44,979 shares. We cannot predict the extent to which investor interest in us will lead to a more active trading market in our common stock or how liquid that market might become.

If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	quarterly variations in our operating results or the quality of our assets;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of innovations, new products, strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

•	changes in regulations affecting financial institutions;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities; and

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility.

In addition, recently the stock market generally has experienced extreme price and volume fluctuations. Industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results. In the past, stockholders often have brought securities class action litigation against a company following periods of volatility in the market price of their securities. Although we have not been subject to such litigation to date, we cannot assure you that we will not be the target of similar litigation in the future, which could result in substantial costs and divert management’s attention and resources.

The number of shares available for future sale could adversely affect the market price of our common stock.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. We are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive shares of common stock. Sales of a substantial number of shares of our common stock in the public market or the perception that such sales might occur could materially adversely affect the market price of the shares of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future stock issuances reducing the market price of our common stock and diluting their stock holdings in us.

The exercise of the underwriters’ over-allotment option, the exercise of any options granted to directors, executive officers and other employees under our stock compensation plans, the issuance of shares of common stock in acquisitions and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock, and the existence of options, or shares of our common stock reserved for issuance as restricted shares of our common stock may materially adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future issuances of shares of our common stock may be dilutive to existing stockholders.

Future offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources or, if our banking subsidiary’s capital ratios fall below the required minimums, we or our banking subsidiary could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

You may not receive dividends on the common stock.

Holders of our common stock are entitled to receive dividends only when, as and if declared by our Board of Directors. Although we have historically declared cash dividends on our common stock, we are not required to do so and our Board of Directors may reduce or eliminate our common stock dividend in the future.

In addition, our payment of dividends is subject to certain restrictions as a result of our issuance of preferred stock to the U.S. Treasury on December 19, 2008 under Treasury’s Capital Purchase Program (“CPP”). Prior to December 19, 2011, unless we have redeemed all the preferred stock issued to the U.S. Treasury on December 19, 2008 under the CPP, or unless the U.S. Treasury has transferred all the preferred stock to a third party, the consent of the U.S. Treasury will be required for us to declare or pay any dividend or make any distribution on common stock other than (i) regular quarterly cash dividends of not more than $0.16 per share, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction, (ii) dividends payable solely in shares of common stock and (iii) dividends or distributions of rights or junior stock in connection with a stockholders’ rights plan.

Risks Related to Our Business

Overall Business Risks

The Company’s Business May Be Adversely Affected by Conditions in the Financial Markets and Economic Conditions Generally

Since December 2007, the United States has been in a recession. Business activity across a wide range of industries and regions is greatly reduced and local governments and many businesses are in serious difficulty due to declines in revenues, the lack of consumer spending and the lack of liquidity in the credit markets. Unemployment has increased significantly. Overall, during 2008 and 2009, the business environment has been adverse for many households and businesses in the United States and worldwide. The business environment in the markets in which the Company operates has been less adverse than in the United States generally but continues to deteriorate and the Company has experienced an increase in non-performing assets and charge-offs. It is expected that the business environment in the Company’s markets, the United States and worldwide will continue to weaken for the near future. There can be no assurance that these conditions will improve in the near term. Such conditions could adversely affect the credit quality of the Company’s loans, results of operations and financial condition, particularly if collateral values continue to deteriorate and non-performing assets continue to increase.

Since mid-2007, and particularly during the second half of 2008 and the first quarter of 2009, the financial services industry and the securities markets generally were materially and adversely affected by significant declines in the values of nearly all asset classes and by a serious lack of liquidity. This was initially triggered by declines in home prices and the values of subprime mortgages, but spread to all mortgage and real estate asset classes, to leveraged bank loans and to nearly all asset classes, including equities. The global markets have been characterized by substantially increased volatility and short-selling and an overall loss of investor confidence, initially in financial institutions, but more recently in companies in a number of other industries and in the broader markets.

Market conditions have also led to the failure or merger of a number of prominent financial institutions. Financial institution failures or near-failures have resulted in further losses as a consequence of defaults on securities issued by them and defaults under contracts entered into with such entities as counterparties.

Furthermore, declining asset values, defaults on mortgages and consumer loans, and the lack of market and investor confidence, as well as other factors, have all combined to increase credit default swap spreads, to cause rating agencies to lower credit ratings, and to otherwise increase the cost and decrease the availability of liquidity, despite very significant declines in Federal Reserve borrowing rates and other government actions. Some banks and other lenders have suffered significant losses and have become reluctant to lend, even on a secured basis, due to the increased risk of default and the impact of declining asset values on the value of collateral. The foregoing has significantly weakened the strength and liquidity of some financial institutions worldwide. In 2008, the U.S. government, the Federal Reserve and other regulators have taken numerous steps to increase liquidity and to restore investor confidence, including investing significantly in the equity of banking organizations, but asset values have continued to decline and access to liquidity continues to be very limited.

We May Fail to Complete the Proposed Merger with CNB Financial Corp. or Realize the Anticipated Benefits of the Proposed Merger

The proposed merger with CNB Financial Corp. is subject to a variety of conditions, including the approval of the stockholders of CNB Financial Corp. as well as regulatory approvals. There can be no assurance that such approvals will be obtained, or that the regulatory approvals will not contain a material adverse condition precluding closing the merger.

The success of the proposed merger with CNB Financial Corp., the holding company for Commonwealth National Bank, will depend on, among other things, our ability to realize anticipated cost savings and to combine the businesses of Berkshire Bank and Commonwealth National Bank in a manner that permits growth opportunities and does not materially disrupt the existing customer relationships of Commonwealth National Bank nor result in decreased revenues resulting from any loss of customers. We anticipate cost savings of approximately $2.3 million. If we are not able to successfully achieve these objectives, including the anticipated cost savings, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. Additionally, we will make fair value estimates of certain assets and liabilities in recording the merger. Actual values of these assets and liabilities could differ from our estimates, which could result in our not achieving the anticipated benefits of the merger.

Our future growth and profitability depends, in part, on our ability to successfully complete our acquisition of CNB Financial Corp. and manage combined operations. For the acquisition to be successful, we will have to succeed in combining our personnel and operations with those of CNB Financial Corp. and in achieving expense savings by eliminating selected redundant operations. We cannot assure you that our plan to integrate and operate the combined operations will be timely or efficient, or that we will successfully retain existing customer relationships of Commonwealth National Bank.

In addition, the proposed merger expands our market area into Worcester, Massachusetts. While this new market area is contiguous to our existing market area, there is a risk that we will lose customers in the new market areas, and may not adequately address this new market in terms of the products and services we propose to offer.

We and CNB Financial Corp. have operated and, until the completion of the merger, will continue to operate, independently. Certain employees of CNB Financial Corp. will not be employed by us after the merger. In addition, employees of CNB Financial Corp. that we wish to retain may elect to terminate their employment as a result of the merger, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of CNB Financial Corp.’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

Lending

Continued and Prolonged Deterioration in the Housing Sector and Related Markets and the Economy May Adversely Affect Our Business and Financial Results.

Residential real estate markets continued to decline throughout 2008 and 2009. Economic measures declined at an accelerating rate, leading to a 6.1% annualized decline in the U.S. GDP in the first quarter of 2009. Unemployment rose as economic conditions deteriorated. We do not expect improvement in the economy or in real estate and financial market conditions in the near future. A worsening of these negative conditions could adversely impact the ability of our borrowers to service their debt, along with the value and liquidity of collateral and other forms of loan support. The quality and value of our investment securities may also be impacted. Emergency government measures may affect our rights as creditors and owners of securities. Adverse developments could affect our net interest income, charge-offs, loan loss provision, asset and goodwill valuations, and our prospects for growth. Regulatory promulgations could affect our operations and financial condition.

Our Emphasis on Commercial Lending May Expose Us to Increased Lending Risks, Which Could Hurt Our Profits.

Commercial loans are historically more sensitive to economic downturns. Such sensitivity includes potentially higher default rates and possible reduction of collateral values. Commercial lending involves larger loan sizes and larger relationship exposures, which can have a greater impact on profits in the event of adverse loan performance. Commercial lending involves more development financing, which is dependent on the future success of new operations. Residential construction loans depend significantly on the residential real estate and lending markets for the repayment of these loans. Commercial loans also include lending to nonprofit organizations which in some cases are particularly sensitive to negative economic events. In addition, at December 31, 2008, CNB Financial Corp.’s loan portfolio consisted of $152.1 million, or 63%, of commercial real estate loans and $53.4 million, or 22%, of commercial and industrial loans. These loans generally are characterized by greater credit risk than residential mortgage loans. CNB Financial Corp.’s commercial loan portfolio, which consists of commercial real estate loans and commercial and industrial loans has increased from $150.2 million at December 31, 2005 to $205.5 million at December 31, 2008, a 37% increase. A portion of this commercial loan portfolio is unseasoned and does not provide us with a significant payment history pattern with which to judge future collectibility. These loans have recently been subjected to unfavorable economic conditions. As a result, it is difficult to predict the future performance of this part of CNB Financial Corp.’s loan portfolio.

Our Allowance for Loan Losses May Prove to be Insufficient to Absorb Losses in Our Loan Portfolio.

Like all financial institutions, we maintain an allowance for loan losses to provide for loans in our portfolio that may not be repaid in their entirety. We believe that our allowance for loan losses is maintained at a level adequate to absorb probable losses inherent in our loan portfolio as of the corresponding balance sheet date. However, our allowance for loan losses may not be sufficient to cover actual loan losses, and future provisions for loan losses could materially and adversely affect our operating results. The Company has seen a significant increase in the level of potential problem loans and other loans with higher than normal risk. The Company expects to receive more frequent requests from borrowers to modify residential mortgage and consumer loans. The related accounting measurements related to impairment and the loan loss allowance require significant estimates which are subject to uncertainty and changes relating to new information and changing circumstances. Our estimates of the risk of loss and amount of loss on any loan are complicated by the significant uncertainties surrounding our borrowers’ abilities to successfully execute their business models through changing economic environments, competitive challenges and other factors. Because of the degree of uncertainty and susceptibility of these factors to change, our actual losses may vary from our current estimates.

State and federal regulators, as an integral part of their examination process, periodically review our allowance for loan losses and may require us to increase our allowance for loan losses by recognizing additional provisions for loan losses charged to expense, or to decrease our allowance for loan losses by recognizing loan charge-offs, net of recoveries. Any such additional provisions for loan losses or charge-offs, as required by these regulatory agencies, could have a material adverse effect on our financial condition and results of operations.

Operating

A Continuing Downturn in the Local Economy or Local Real Estate Values Could Hurt Our Profits.

Our success depends to a significant extent upon economic conditions in our market areas. The demand for our products and services, and our ability to maintain satisfactory pricing margins, may be affected by market conditions. Adverse economic conditions in our market areas could reduce our growth rate, affect the ability of our customers to repay their loans and generally affect our financial condition and results of operations. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in our market areas could adversely affect the value of our assets, revenues, results of operations and financial condition. Moreover, we cannot give any assurance we will benefit from any market growth or favorable economic conditions in our primary market areas if they do occur.

Our Geographic Expansion and Growth, If Not Successful, Could Negatively Impact Earnings.

We plan to achieve significant growth both organically and through acquisitions. We have recently expanded into new geographic markets and anticipate that we will expand into additional new geographic markets, including Worcester, as we expand as a regional bank. The success of this expansion depends on our ability to continue to maintain and develop an infrastructure appropriate to support such growth. Also, our success depends on the acceptance by customers of us and our services in these new markets and, in the case of expansion through acquisitions, our success depends on many factors, including the long-term retention of key personnel and acquired customer relationships. The profitability of our expansion strategy also depends on whether the income we generate in the new markets will offset the increased expenses of operating a larger entity with increased personnel, more branch locations and additional product offerings.

Competition From Financial Institutions and Other Financial Service Providers May Adversely Affect Our Growth and Profitability.

The banking business is highly competitive and we experience competition in each of our markets from many other financial institutions. Due to the interventions of the federal government, some of the institutions that we compete with are receiving substantial federal financial support which may not be available to our Company. Many institutions have been allowed to convert to banking charters and to offer insured deposits for the first time. The federal government has guaranteed money market funds which traditionally compete with bank deposits. The federal government has offered significant guarantees of new debt issuances to some of the Company’s competitors to help them fund their operations. Fannie Mae and Freddie Mac are now in federal receivership and may operate directly as a competitor in some lending markets in the future. Emergency measures designed to support some of the Company’s competitors may provide no advantage to the Company or place it at a disadvantage. Emergency changes in deposit insurance, financial market regulation, bank regulation, and policy of the Federal Home Loan Bank system may all affect the competitive environment for the Company and other market participants.

The Terms of Our Capital May Change and Our Access to Capital Markets and Financial Markets May Not Be Available When It Is Needed.

The Company has participated in the U.S. Treasury Capital Purchase Program. The terms of this program are subject to changes by Congress and the burden of the program is affected by inspections and program management. Congress continues to add new terms to this program and the Treasury’s involvement as a partner is evolving. Uncertainty about the direction of this program and adverse changes in this program could affect the Company’s ability to operate and generate earnings, including the impact of dividend payments and the impact of compensation and operating restrictions. The possible nationalization of portions of the U.S. financial system and/or failures or restructurings of major market participants may create unpredictable and adverse changes in the availability of capital and other financial resources. We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. Regulatory capital requirements and their impact on the Company may change. We may at some point need to raise additional capital to support our operations and continued growth. Our ability to raise capital, if needed, will depend on conditions in the capital markets at that time, which are outside of our control, and on our financial performance. If we cannot raise additional capital when needed, it could affect our operations and our ability to execute our strategic plan, which includes further expanding our operations through internal growth and acquisitions.

We are Subject to Security and Operational Risks Relating to Our Use of Technology that Could Damage Our Reputation and Our Business.

Security breaches in our internet banking activities could expose us to possible liability and damage our reputation. Any compromise of our security also could deter customers from using our internet banking services that involve the transmission of confidential information. We rely on industry standard internet security systems to provide the security and authentication necessary to effect secure transmission of data. These precautions may not protect our systems from compromises or breaches of our security measures that could result in damage to our reputation and our business. We utilize third party core banking software and for some systems we outsource our data processing to a third party. If our third party providers encounter difficulties or if we have difficulty in communicating with such third parties, it could significantly affect our ability to adequately process and account for customer transactions, which could significantly affect our business operations. Due to the recession, there may be a rising risk of fraud or illegal acts. Disaster and disaster recovery risks could affect our ability to operate and our reputation.

Conditions in Insurance Markets Could Adversely Affect Our Earnings.

Revenue levels from our insurance segment could be negatively impacted by the fluctuating premiums in the insurance market caused by capacity constraints and losses due to natural disasters. Premium levels and commission structures may be affected by changes in the financial condition of insurers due to the financial and economic downturn. Other factors that affect our insurance revenue are profitability and growth of our clients, continued development of new products and services, as well as our access to markets and the impact of state insurance regulations.

Liquidity

Our Wholesale Funding Sources May Prove Insufficient to Replace Deposits at Maturity and Support Our Operations and Future Growth.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. As we continue to grow, we may become more dependent on these sources, which include Federal Home Loan Bank advances, proceeds from the sale of loans, and liquidity resources at the holding company. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable costs. Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected.

Lack of Consumer Confidence in Financial Institutions May Decrease Our Level of Deposits.

Our level of deposits may be affected by lack of consumer confidence in financial institutions, which have caused fewer depositors to be willing to maintain deposits that are not insured by the Federal Deposit Insurance Corporation. That may cause depositors to withdraw deposits and place them in other institutions or to invest uninsured funds in investments perceived as being more secure, such as securities issued by the U.S. Treasury. These consumer preferences may cause us to be forced to pay higher interest rates to retain deposits and may constrain liquidity as we seek to meet funding needs caused by reduced deposit levels.

Our Ability to Service Our Debt, Pay Dividends and Otherwise Pay Our Obligations as They Come Due Is Substantially Dependent on Capital Distributions from Berkshire Bank, and These Distributions Are Subject to Regulatory Limits and Other Restrictions.

While the Company maintained a high level of cash balances at year-end 2008 and March 31, 2009, those balances may decrease due to changes in the Company’s capital structure, possible acquisitions, and possible further investments in the Bank. Over the long term, a substantial source of our income from which we service our debt, pay our obligations and from which we can pay dividends is the receipt of dividends from Berkshire Bank. The availability of dividends from Berkshire Bank is limited by various statutes and regulations. It is possible, depending upon the financial condition of Berkshire Bank, and other factors, that the applicable regulatory authorities could assert that payment of dividends or other payments is an unsafe or unsound practice. If Berkshire Bank is unable to pay dividends to us, we may not be able to service our debt, pay our obligations or pay dividends on our common stock. The inability to receive dividends from Berkshire Bank would adversely affect our business, financial condition, results of operations and prospects.

Economic Conditions May Adversely Affect Our Liquidity.

In the past year, reduced confidence by and between financial institutions, and significant declines in the values of mortgage-backed securities and derivative securities by financial institutions, government sponsored entities, and major commercial and investment banks have led to decreased liquidity in financial markets among borrowers, lenders, and depositors, as well as disruption and extreme volatility in the capital and credit markets and the failure of some entities in the financial sector. As a result, many lenders and institutional investors have reduced or ceased to provide funding to borrowers. Continued turbulence in the capital and credit markets may adversely affect our liquidity and financial condition and the willingness of certain counterparties and customers to do business with us.

Interest Rates

Changes in Interest Rates Could Adversely Affect Our Results of Operations and Financial Condition.

Net interest income is our largest source of income. Changes in interest rates can affect the level of net interest income. The Company’s interest rate sensitivity is discussed in more detail in Item 7A of our Annual Report on Form 10-K. We principally manage interest rate risk by managing our volume and mix of our earning assets and funding liabilities. In a changing interest rate environment, we may not be able to manage this risk effectively. If we are unable to manage interest rate risk effectively, our business, financial condition and results of operations could be materially harmed. Changes in interest rates can also affect the demand for our products and services, and the supply conditions in the U.S. financial and capital markets. Changes in the level of interest rates may negatively affect our ability to originate real estate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings.

Securities Market Values

Continued or Further Declines in the Value of Certain Investment Securities Could Require Write-Downs, Which Would Reduce Our Earnings.

The unrealized losses on the investment securities portfolio are due to an increase in credit spreads and liquidity issues in the marketplace. We have concluded these unrealized losses are temporary in nature since they are not related to the underlying credit quality of the issuers, and we have the intent and ability to hold these investments for a time necessary to recover our cost or stated maturity (at which time, full payment is expected). However, a continued decline in the value of these securities or other factors could result in an other-than-temporary impairment write-down which would reduce our earnings. Some of the Bank’s securities are locally originated economic development bonds to nonprofit organizations. These securities could become impaired due to economic and real estate market conditions which also affect loan risk.

If Dividends Paid On Our Investment in the Federal Home Loan Bank of Boston Continue to be Suspended, or If Our Investment is Classified as Other-Than-Temporarily Impaired or as Permanently Impaired, Our Earnings and/or Stockholders’ Equity Could Decrease.

We own common stock of the Federal Home Loan Bank of Boston (“FHLBB”) to qualify for membership in the Federal Home Loan Bank System and to be eligible to borrow funds under the FHLBB’s advance program. There is no market for our FHLBB common stock. On February 26, 2009, the FHLBB reported a net annual loss of $73.2 million. The loss was primarily due to an other-than-temporary impairment charge of $339.1 million on its private-label mortgage backed securities portfolio. The FHLBB believes that it will recover a substantial portion of the impairment losses over time and expects to hold the securities until maturity. As a result of the loss, the FHLBB also announced that the dividend paid on its common stock has been suspended indefinitely and that the payment of any dividend in 2009 is unlikely. The continued suspension of the dividend will decrease our income. In an extreme situation, it is possible that the capitalization of a Federal Home Loan Bank, including the FHLBB, could be substantially diminished or reduced to zero. Consequently, we believe that there is a risk that our investment in FHLBB common stock could be deemed other-than-temporarily impaired at some time in the future, and if this occurs, it would cause our earnings and stockholders’ equity to decrease by the after-tax amount of the impairment charge. We have been notified by the FHLBB that future dividend levels may be different from past levels, and a reduction or elimination of this dividend would reduce our earnings.

Regulatory

Recent Legislative and Regulatory Initiatives May Not Stabilize the Banking System.

The potential exists for additional federal or state laws and regulations regarding lending, funding practices, and liquidity standards, and bank regulatory agencies are expected to be more active in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement orders. Actions taken to date, as well as potential actions, may not have the beneficial effects that are intended, particularly with respect to the extreme levels of volatility and limited credit availability currently being experienced. In addition, new laws, regulations, and other regulatory changes will increase our Federal Deposit Insurance Corporation insurance premiums and may also increase our costs of regulatory compliance and of doing business, and otherwise affect our operations. New laws, regulations, and other regulatory changes, along with negative developments in the financial industry and the domestic and international credit markets, may significantly affect the markets in which we do business, the markets for and value of our loans and investments, and our ongoing operations, costs and profitability.

Future Legislative or Regulatory Actions Responding to Perceived Financial and Market Problems Could Impair Our Rights Against Borrowers.

There have been proposals made by members of Congress and others that would reduce the amount distressed borrowers are otherwise contractually obligated to pay under their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral. Were proposals such as these, or other proposals limiting our rights as a creditor, to be implemented, we could experience increased credit losses or increased expense in pursuing our remedies as a creditor.

The Federal Deposit Insurance Corporation is imposing an emergency assessment on financial institutions, which will decrease our earnings in 2009.

On February 27, 2009, the Federal Deposit Insurance Corporation (“FDIC”) announced a one-time special assessment of 20 basis points on all insured deposits regardless of the risk or size of the depository institution. This special assessment is payable by September 30, 2009 based on deposits as of June 30, 2009. The FDIC subsequently announced that it would reduce the special assessment to 10 basis points if Congress increases the FDIC’s borrowing authority with the U.S. Department of the Treasury. In addition, the FDIC may assess additional special premiums in the future.

Changes In Federal Statutes May Adversely Affect the Terms of our Capital Purchase Program Letter Agreement with the U.S. Treasury.

The Treasury may amend any provision of the Agreement to comply with changes to federal statutes. Any change in such Agreement could have a material impact on us and our operations. Future federal statutory changes may adversely affect the terms of the Capital Purchase Program and our financial condition. Any retroactive restrictions which may adversely affect our ability to comply with the terms of the Agreement or effectively manage our business or our ability to repay the preferred stock. Current terms of the agreement require approval by bank regulators before the stock may be repaid.

Provisions of our Certificate of Incorporation, Bylaws and Delaware Law, as well as State and Federal Banking Regulations, Could Delay or Prevent a Takeover of us by a Third Party.

Provisions in our certificate of incorporation and bylaws, the corporate law of the State of Delaware, and state and federal regulations could delay, defer or prevent a third party from acquiring us, despite the possible benefit to our stockholders, or otherwise adversely affect the price of our common stock. These provisions include: limitations on voting rights of beneficial owners of more than 10% of our common stock, supermajority voting requirements for certain business combinations; the election of directors to staggered terms of three years; and advance notice requirements for nominations for election to our board of directors and for proposing matters that stockholders may act on at stockholder meetings. In addition, we are subject to Delaware laws, including one that prohibits us from engaging in a business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. These provisions may discourage potential takeover attempts, discourage bids for our common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors other than the candidates nominated by our Board.

Goodwill

Our Acquisitions Have Resulted in Significant Goodwill, Which if it Becomes Impaired Would be Required to be Written Down, Which Would Negatively Impact Earnings.

We acquired Factory Point Bancorp, Inc. in 2007 and Woronoco Bancorp in 2005 and have purchased insurance and financial planning businesses in the last three years, including the five insurance agencies we acquired on October 31, 2006. We will pursue additional opportunities for acquisitions in the future, including acquisitions in adjacent states. The success of acquisitions depends on many factors, including the long term retention of key personnel and acquired customer relationships. The initial recording and subsequent impairment testing of goodwill and other intangible assets requires subjective judgments about the estimates of the fair value of assets acquired. Factors that may significantly affect the estimates include specific industry or market sector conditions, changes in revenue growth trends, customer behavior, competitive forces, cost structures and changes in discount rates. It is possible that future impairment testing could result in an impairment of the value of goodwill or intangible assets, or both. If we determine impairment exists at a given point in time, our earnings and the book value of the related intangible asset(s) will be reduced by the amount of the impairment. Notwithstanding the foregoing, the results of impairment testing on goodwill and core deposit intangible assets have no impact on our tangible book value or regulatory capital levels. These are non-GAAP financial measures. They are not a substitute for GAAP measures and should only be considered in conjunction with the Company’s GAAP financial information.

DIVIDEND POLICY

We presently plan to pay cash dividends on our common stock on a quarterly basis dependent upon the results of operations of the immediately preceding quarters. However, declaration of dividends by the Board of Directors will depend on a number of factors, including capital requirements, regulatory limitations, our operating results and financial condition and general economic conditions. We have used dividends from

Berkshire Bank as a source of cash to pay dividends. These dividends from Berkshire Bank are dependent on its future earnings, capital requirements and financial condition, and are also subject to regulatory oversight discussed below. Prior to December 19, 2011, unless we have redeemed all the preferred stock issued to the U.S. Treasury on December 19, 2008 under the CPP, or unless the U.S. Treasury has transferred all the preferred stock to a third party, the consent of the U.S. Treasury will be required for us to declare or pay any dividend or make any distribution on common stock other than (i) regular quarterly cash dividends of not more than $0.16 per share, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction, (ii) dividends payable solely in shares of common stock and (iii) dividends or distributions of rights or junior stock in connection with a stockholders’ rights plan.

We paid dividends on our common stock of $2.0 million from January 1, 2009 through March 31, 2009, and $6.8 million and $5.4 million in 2008 and 2007, respectively.

We are a legal entity separate and distinct from our banking and other subsidiaries. These subsidiaries are our principal assets, and as such, provide our main source of payment of funds for the dividends. As to the payment of dividends, as discussed below, Berkshire Bank is our main source of funds for dividends and is subject to the laws and regulations of its chartering jurisdiction and to the regulations of its primary regulator. If the banking regulator determines that a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the regulator may require, after notice and hearing, that the institution cease and desist from such practice. Depending on the financial condition of the depository institution, an unsafe or unsound practice could include the payment of dividends. The banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $27.9 million after deducting the underwriting discounts and commissions and our estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $32.1 million.

We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, support for organic and opportunistic acquisition-based growth. Although our growth strategy contemplates future acquisitions, we have no present agreements or definitive plans relating to any acquisitions other than the proposed acquisition of CNB Financial Corp., as well as active negotiations to acquire a wealth management company. In addition, we have applied for regulatory approval to repurchase the preferred stock and warrants that we issued to the U.S. Department of Treasury in connection with the Treasury’s Capital Purchase Program, although there can be no assurance that our application will be approved.

Our management will retain broad discretion in the allocation of the net proceeds of this offering. Until we designate the use of net proceeds, we will invest them temporarily in liquid short-term securities. The precise amounts and timing of our use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors. From time to time, we may engage in additional capital financings as we determine to be appropriate based upon our needs and prevailing market conditions. These additional capital financings may include the sale of other securities or the issuance of securities as consideration in future acquisitions.

We expect that the impact of the offering will be dilutive to fourth quarter earnings per share as proceeds are initially held in lower yielding short-term investments or are used to repay short-term borrowings. We expect that as the proceeds from the offering are reinvested in growth opportunities, there will be future benefit to earnings per share. This benefit would be in addition to the benefit of the accretion to tangible book value resulting from the offering.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NASDAQ Global Select Market under the symbol “BHLB”. The following table sets forth, for the periods indicated, the high and low closing prices per share of our common stock as reported on NASDAQ.

			Cash Dividends per
	High	Low	Share

Year Ended December 31, 2007
First Quarter	$34.71	$32.59	$0.14
Second Quarter	33.75	31.51	0.14
Third Quarter	32.52	26.10	0.15
Fourth Quarter	31.31	24.27	0.15
Year Ended December 31, 2008
First Quarter	$25.85	$20.61	$0.15
Second Quarter	26.94	22.52	0.16
Third Quarter	32.00	20.68	0.16
Fourth Quarter	30.86	23.03	0.16
Year Ending December 31, 2009
First Quarter	$31.15	$19.00	$0.16
Second Quarter (through May 8, 2009)	26.76	22.35	0.16

The last reported closing price for our common stock on May 8, 2009 was $24.11 per share. We had approximately 2,200 holders of record of common stock at March 31, 2009.

CAPITALIZATION

The following table shows our capitalization as of March 31, 2009 on an actual basis and on an as adjusted basis to give effect to the receipt of the net proceeds from the offering. The as adjusted capitalization assumes no exercise of the underwriters’ over-allotment option, that 1,244,297 shares of common stock are sold by us at an offering price of $24.11 per share and that the net proceeds from the offering, after deducting the estimated offering expenses payable by us, are approximately $27.9 million. The table does not reflect the proposed acquisition of CNB Financial Corp., pursuant to which we anticipate issuing approximately 843,874 shares of our common stock to the stockholders of CNB Financial Corp. (not including any shares issued as a result of the exercise of CNB Financial stock options which will be exchanged for Company stock options).

	March 31,
	2009
	Actual	As Adjusted(1)
	Dollars in thousands, except per share data

Long-Term Indebtedness:
Junior subordinated debentures(2)	$15,464	$15,464
Stockholders’ Equity
Preferred stock ($.01 par value; 1,000,000 shares authorized; 40,000 shares issued with $1,000 liquidation value)	36,959	36,959
Common stock ($.01 par value; 26,000,000 shares authorized; 14,238,825 shares issued and 15,483,122 shares issued as adjusted)	142	154
Additional paid-in capital	307,502	335,390
Unearned compensation	(2,504)	(2,504)
Retained earnings	129,176	129,176
Accumulated other comprehensive loss	(9,285)	(9,285)
Treasury stock, at cost (1,932,910 shares)	(49,172)	(49,172)
Total preferred stockholders’ equity	36,959	36,959
Total common stockholders’ equity	375,859	403,759
Total stockholders’ equity	412,818	440,718
Total capitalization(3)	428,282	456,182
Total common book value per common share	30.54	29.80
Berkshire Bank Capital Ratios(4)
Tier I capital to risk weighted assets	11.09%	11.09%
Total capital to risk weighted assets	12.21%	12.21%
Tier I capital to average tangible assets	9.11%	9.11%

(1)	The number of shares of common stock to be outstanding after the offering is based on actual shares outstanding as of March 31, 2009 and assumes no exercise of the underwriters’ over-allotment option. In addition, the number of shares of common stock to be outstanding after this offering excludes 425,979 shares of common stock issuable upon exercise of options under our equity incentive plan, having a weighted average exercise price of $22.67 per share and warrants of the Company held by the U.S. Treasury totaling 226,330 shares, having a weighted average exercise price of $26.51 as of March 31, 2009.

(2)	Consists of debt issued in connection with our $15.5 million of trust preferred securities.

(3)	Includes total stockholders’ equity and junior subordinated debentures.

(4)	Proceeds from stock issuance will initially remain at the holding company Berkshire Hills Bancorp and will not impact Berkshire Bank’s capital ratios.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement in an underwritten offering through Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc. Sandler O’Neill & Partners, L.P. is acting as representative of the underwriters. We have entered into an underwriting agreement with Sandler O’Neill & Partners, L.P. with respect to the common stock being offered. Subject to the terms and conditions contained in the underwriting agreement, each underwriter has severally agreed to purchase the respective number of shares of common stock set forth opposite its name below.

Name	Number of Shares

Sandler O’Neill & Partners, L.P.
Keefe, Bruyette & Woods, Inc.
Total

The underwriting agreement provides that the underwriters’ obligations to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us are true and agreements have been performed;

•	there is no material adverse change in the financial markets or in our business; and

•	we deliver customary closing documents.

Subject to these conditions, the underwriters are committed to purchase and pay for all shares of our common stock offered by this prospectus supplement, if any such shares are taken. However, the underwriters are not obligated to take or pay for the shares of our common stock covered by the underwriters’ over-allotment option described below, unless and until such option is exercised.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “BHLB.”

Over-Allotment Option.  We have granted the underwriters an option, exercisable no later than 30 days after the date of the underwriting agreement, to purchase up to an aggregate of           additional shares of common stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. We will be obligated to sell these shares of common stock to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of our common stock offered by this prospectus supplement.

Commissions and Expenses.  The underwriters propose to offer our common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to dealers at the public offering price less a concession not in excess of $      per share. The underwriters may allow, and the dealers may reallow, a concession not in excess of $      per share on sales to other brokers and dealers. After the public offering of our common stock, the underwriters may change the offering price, concessions and other selling terms.

The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

		Total Without	Total With
		Over-Allotment	Over-Allotment
	Per Share	Exercise	Exercise

Public offering price	$
Underwriting discount payable by us	$
Proceeds to us before expenses	$

We estimate that the total expenses of this offering, exclusive of underwriting discounts and commissions, will be approximately $     , and are payable by us.

Indemnity.  We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Lock-Up Agreement.  We, and each of our directors and executive officers, have agreed, for a period of 90 days after the date of this prospectus supplement, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to sell, make any short sale or otherwise dispose of or hedge, directly or indirectly, any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of common stock or warrants or other rights to purchase our common stock or other similar securities without, in each case, the prior written consent of Sandler O’Neill & Partners, L.P. These restrictions are expressly agreed to preclude us, and our executive officers and directors, from engaging in any hedging or other transactions or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of common stock or other securities, in cash or otherwise. The 90-day restricted period described above will be automatically extended if (1) during the last 18 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90-day restricted period, we announce we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day restricted period, in which case the restricted period will continue to apply until the expiration of the 18-day period beginning on the date on which the earnings release is issued or the material news or material event related to us occurs.

Stabilization.  In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•	Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making.  In connection with this offering, the underwriters and selected dealers, if any, who are qualified market makers on the NASDAQ Global Select Market, may engage in passive market making transactions in our common stock on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Securities Act of 1933. Rule 103 permits passive market making activity by the participants in our common stock offering. Passive market making may occur before the pricing of our offering, or before the commencement of offers or sales of our common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

Selling Restrictions

European Economic Area.  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or (d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom.  Each Underwriter has represented and agreed that:(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Our Relationship with the Underwriters.  Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods and some of their respective affiliates have performed and expect to continue to perform financial advisory and investment banking services for us in the ordinary course of their respective businesses, and may have received, and may continue to receive, compensation for such services.

Keefe, Bruyette & Woods acted as a financial advisor to, and rendered a fairness opinion to, CNB Financial Corp. in connection with our proposed acquisition of CNB Financial Corp. Keefe, Bruyette & Woods has received a fee for such services and will receive an additional fee upon the closing of the acquisition.

Our common stock is being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions.

LEGAL MATTERS

Certain legal matters, including the validity of the common stock offered hereby, will be passed upon for us by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., and for the underwriters by Sonneschein Nath & Rosenthal LLP, Washington, D.C.

EXPERTS

Our consolidated financial statements as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein, in reliance upon the report of Wolf & Company, P.C., an independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference rooms at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. In addition, we maintain a website that contains information about us at http://www.berkshirebank.com/. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

We have filed with the SEC a registration statement on Form S-3 (File No. 333-137246), of which this prospectus supplement and the accompanying prospectus are a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, such registration statement, under the Securities Act of 1933, as amended. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined at the SEC’s public reference rooms at 100 F Street, N.E. Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. The registration statement is also available to you on the SEC’s website, http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information we file with the SEC into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. Any information incorporated by reference in this prospectus supplement that we file with the SEC after the date of this prospectus supplement will automatically update and supersede information contained in this prospectus supplement. Our SEC file number is 000-51584.

We are incorporating by reference in this prospectus supplement the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering, provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, except as specifically noted below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 16, 2009;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed on May 11, 2009;

•	our Definitive Proxy Statement on Schedule 14A, filed on March 27, 2009; and

•	our Current Reports on Form 8-K filed on January 6, 2009; February 4, 2009; February 23, 2009; and April 30, 2009 (except for information furnished under Item 2.02).

You can obtain copies of documents incorporated by reference in this prospectus supplement, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus, by requesting them in writing or by telephone from us at the following address and phone number: Ann Racine, Investor Relations Department, Berkshire Hills Bancorp, Inc., 24 North Street, Pittsfield, Massachusetts 01201, (413) 236-3239.

PROSPECTUS

$125,000,000

Berkshire Hills Bancorp, Inc.

Debt Securities
Common Stock
Preferred Stock

We may offer and sell from time to time, in one or more series, our unsecured debt securities, which may consist of notes, debentures, or other evidences of indebtedness, shares of our common stock or shares of our preferred stock. The debt securities and preferred stock may be convertible into or exchangeable for other securities of ours. This prospectus provides you with a general description of these securities. Each time we offer any securities pursuant to this prospectus, we will provide you with a prospectus supplement, and, if necessary, a pricing supplement, that will describe the specific amounts, prices and terms of the securities being offered. These supplements may also add, update or change information contained in this prospectus. To understand the terms of the securities offered, you should carefully read this prospectus with the applicable supplements, which together provide the specific terms of the securities we are offering.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus or the accompanying prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 25, 2006

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

•	this prospectus, which provides general information, some of which may not apply to your securities;

•	the accompanying prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities; and

•	if necessary, a pricing supplement, which describes the specific terms of your securities.

If the terms of your securities vary among the pricing supplement, the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:

•	the pricing supplement, if any;

•	the prospectus supplement; and

•	the prospectus.

We include cross-references in this prospectus and the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

Unless indicated in the applicable prospectus supplement, we have not taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

i

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell the senior debt securities, subordinated debt securities, preferred stock or common stock described in this prospectus in one or more offerings, up to a total dollar amount of $125,000,000. We may also sell other securities under the registration statement that will reduce the total dollar amount of securities that we may sell under this prospectus. This prospectus provides you with a general description of the securities covered by it. Each time we offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of the offer and include a discussion of any risk factors or other special considerations that apply to the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Berkshire Hills Bancorp,” the “Company,” “we,” “us,” “our” or similar references mean Berkshire Hills Bancorp, Inc. and references to the “Bank” mean Berkshire Bank.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933, the “Securities Act,” that registers, among other securities, the offer and sale of the securities that we may offer under this prospectus. The registration statement, including the attached exhibits and schedules included or incorporated by reference in the registration statement, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, the “Exchange Act.”

You may read and copy this information at the following locations of the SEC:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

Northeast Regional Office
The Woolworth Building
233 Broadway
New York, New York 10279

Midwest Regional Office
500 West Madison Street
Suite 1400
Chicago, Illinois 60661-2511

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers like us who file electronically with the SEC. The address of that site is:

http://www.sec.gov

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Filing Date (as applicable)

Annual Report on Form 10-K	Year ended December 31, 2005
Quarterly Report on Form 10-Q	Quarter ended March 31, 2006
Quarterly Report on Form 10-Q	Quarter ended June 30, 2006
Current Reports on Form 8-K (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K)	July 27, 2006
June 30, 2006
June 20, 2006
June 15, 2006
April 25, 2006
April 14, 2006
April 3, 2006
March 1, 2006
February 27, 2006
February 24, 2006
February 13, 2006
February 1, 2006
January 30, 2006
January 27, 2006
January 18, 2006
The description of Berkshire Hills Bancorp common stock and preferred stock set forth in the registration statement on Form 8-A (No. 0-51584) and any amendment or report filed with the SEC for the purpose of updating this description
October 25, 2005

In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of our initial registration statement relating to the securities until the completion of the distribution of the debt securities, preferred stock and common stock covered by this prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus.

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s Internet world wide web site at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Investor Relations Department
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 01201
(413) 443-5601

In addition, we maintain a corporate website, www.berkshirebank.com. We make available, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this Registration Statement.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the other documents we incorporate by reference in this prospectus, may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. The Company’s ability to predict results or the actual effects of its plans or strategies is inherently uncertain. Although we believe that our plans, intentions and expectations, as reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or realized. Our ability to predict results or the actual effects of our plans and strategies are inherently uncertain. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth under Item 1A — “Risk Factors” in our most recent annual report on Form 10-K and in other reports filed with the Securities and Exchange Commission. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to: general economic conditions, either nationally or locally in some or all of the areas in which we conduct our business; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income or future cash flows; changes in deposit flows, and in demand for deposit, loan, and investment products and other financial services in our local markets; changes in real estate values, which could impact the quality of the assets securing our loans; changes in the quality or composition of the loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames; our timely development of new and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; the outcome of pending or threatened litigation or of other matters before regulatory agencies, whether currently existing or commencing in the future; changes in accounting principles, policies, practices, or guidelines; changes in legislation and regulation; operational issues and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting the Company’s operations, pricing, and services. Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

You should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this prospectus. We do not assume any obligation to revise forward-looking statements except as may be required by law.

BERKSHIRE HILLS BANCORP, INC.

We are a Delaware corporation and the holding company for Berkshire Bank. Established in 1846, Berkshire Bank is one of Massachusetts’ oldest and largest independent banks and is the largest banking institution based in Western Massachusetts. Berkshire Bank is headquartered in Pittsfield, Massachusetts and operates 27 full-service banking offices serving communities throughout Western Massachusetts and in Northeastern New York. Berkshire Bank is structured to operate in three regions: its traditional Berkshire County Region; the Pioneer Valley Region along the Connecticut River valley in Massachusetts; and the New York Region serving Albany and the surrounding area in Northeastern New York.

Berkshire Bank is aggressively transitioning from a community bank to a regional bank. It plans to increase the size of its branch network and grow its commercial banking program. Additionally, Berkshire Bank seeks growth through whole bank, branch, insurance agency and/or trust business acquisitions, including possible expansion into Southern Vermont and Northern Connecticut. Berkshire Bank entered the Pioneer Valley area of Massachusetts in 2005 with the acquisition of Woronoco Bancorp, Inc., and has made acquisitions of insurance and financial planning providers in the last two years. Berkshire Bank is positioning itself as the financial institution of choice in its three regions. These three regions are viewed as having favorable demographics and provide an attractive regional niche for Berkshire Bank to distinguish itself as the preferred choice compared to larger super-regional banks and smaller community banks.

Berkshire Bank is a full-scale provider of deposit, lending, investment, and insurance products by a team of employees with extensive experience in banking, insurance and investment management. We stress quality control, including using Six Sigma tools to improve operational effectiveness and efficiency. We are enhancing our credit and risk management functions to maintain strong asset quality and careful interest rate management. We stress a culture of teamwork and performance excellence to produce customer satisfaction as the basis for our strategic growth and profitability. At June 30, 2006, we had total assets of $2.15 billion, total deposits of $1.46 billion, and total consolidated stockholders’ equity of $248.3 million.

Our common stock trades on the Nasdaq Stock Market under the symbol “BHLB.”

Berkshire Bank is subject to comprehensive regulation, examination and supervision by the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation, the “FDIC.” Berkshire Hills Bancorp is subject to regulation, examination and supervision by the Office of Thrift Supervision, the “OTS,” as a savings and loan holding company.

Our principal executive offices are located at 24 North Street, Pittsfield, Massachusetts 01201, and our telephone number is (413) 443-5601.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” on page 1 of this prospectus.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges were as follows for the periods presented:

	Six Months Ended		Years Ended December 31,
	June 30, 2006		2005		2004		2003		2002		2001

Ratios of Earnings to Fixed Charges	1.50	x	1.45	x	1.82	x	1.75	x	1.13	x	1.39	x

For the purpose of computing the ratios of earnings to fixed charges, the term “fixed charges” means the sum of interest expensed, amortization of capitalized expenses related to indebtedness and an estimate of the interest within rental expense. The term “earnings” is the amount resulting from adding income from continuing operations before income taxes, the adjustment for minority interests in consolidated subsidiaries and fixed charges. A statement setting forth details of the computation of the ratios of earnings to fixed charges is included as Exhibit 12 to the registration statement.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. Our general corporate purposes may include repurchasing our outstanding common stock, financing possible acquisitions of branches, other financial institutions, other businesses that are related to banking or diversification into other banking-relating businesses, extending credit to, or funding investments in, our subsidiaries and repaying, reducing or refinancing indebtedness.

The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries’ funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies, to fund our subsidiaries, to finance acquisitions or otherwise.

REGULATION AND SUPERVISION

Our principal subsidiary, Berkshire Bank, is a Massachusetts-chartered savings bank and is subject to regulation and supervision by the Massachusetts Commissioner of Banks and by the FDIC. As the holding company for Berkshire Bank, we are a savings and loan holding company subject to regulation and supervision by the OTS.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the debt securities, preferred stock and common stock we are offering under this prospectus, to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

In addition, dividends, loans and advances from the Bank are restricted by federal and state statutes and regulations. Under applicable banking statutes, at June 30, 2006, the Bank could have declared additional dividends of $5.0 million without further regulatory approval. The FDIC, the OTS and the Massachusetts Commissioner of Banks can limit the Bank’s payment of dividends based on other factors, such as the maintenance of adequate capital for such subsidiary bank.

In addition, there are various statutory and regulatory limitations on the extent to which the Bank can finance us or otherwise transfer funds or assets to us or to our nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. These extensions of credit and other transactions involving the Bank and us or a nonbanking subsidiary of ours are limited in amount to 10% of the Bank’s capital and surplus and, with respect to us and all our nonbanking subsidiaries, to an aggregate of 20% of the Bank’s capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

For a discussion of the material elements of the regulatory framework applicable to savings and loan holding companies and their subsidiaries, and specific information relevant to us, you should refer to our Annual Report on Form 10-K for the year ended December 31, 2005, and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the deposit insurance funds that insure deposits of banks, rather than for the protection of security holders. A change in the statutes, regulations or regulatory policies applicable to us or our subsidiaries may have a material effect on our business.

Changes to the laws and regulations can affect the operating environment of savings and loan holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon our or our subsidiaries’ financial condition or results of operations.

DESCRIPTION OF THE SECURITIES

This prospectus contains a summary of the senior debt securities, the subordinated debt securities, the common stock and the preferred stock. The following summaries are not meant to be a complete description of each security. However, this prospectus, the accompanying prospectus supplement and the accompanying pricing supplement, if applicable, contain the material terms and conditions for each security. You should read these documents as well as the documents filed as exhibits to or incorporated by reference to this registration statement. Capitalized terms used in this prospectus that are not defined will have the meanings given them in these documents.

DESCRIPTION OF DEBT SECURITIES

We may issue senior debt securities or subordinated debt securities. Senior debt securities will be issued under an indenture, the “senior indenture,” between us and Wilmington Trust Company, as senior indenture trustee. Subordinated debt securities will be issued under a separate indenture, the “subordinated indenture,” between us and Wilmington Trust Company, as subordinated indenture trustee. The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939. A copy of the form of each of these indentures is an exhibit to the registration statement of which this prospectus is a part. This prospectus describes the general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The following briefly describes the general terms and provisions of the debt securities and the indentures governing them which may be offered. The particular terms of the debt securities offered, and the extent, if any, to which these general provisions may apply to the debt securities so offered, will be described in a prospectus supplement relating to those securities. The following descriptions of the indentures are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the respective indentures.

General

The indentures permit us to issue the debt securities from time to time, without limitation as to aggregate principal amount, and in one or more series. The indentures also do not limit or otherwise restrict the amount of other indebtedness which we may incur or other securities which we or our subsidiaries may issue, including indebtedness which may rank senior to the debt securities. Nothing in the subordinated indenture prohibits the issuance of securities representing subordinated indebtedness that is senior or junior to the subordinated debt securities.

Unless we give you different information in the prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under “Description of Debt Securities — Subordination” and in the applicable prospectus supplement.

We may issue debt securities if the conditions contained in the applicable indenture are satisfied. These conditions include the adoption of resolutions by our board of directors that establish the terms of the debt securities being issued. Any resolution approving the issuance of any issue of debt securities will include the terms of that issue of debt securities, which may include:

•	the title and series designation;

•	the aggregate principal amount and the limit, if any, on the aggregate principal amount or initial issue price of the debt securities which may be issued under the applicable indenture;

•	the principal amount payable, whether at maturity or upon earlier acceleration;

•	whether the principal amount payable will be determined with reference to an index, formula or other method which may be based on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices;

•	whether the debt securities will be issued as original issue discount securities (as defined below);

•	the date or dates on which the principal of the debt securities is payable;

•	any fixed or variable interest rate or rates per annum or the method or formula for determining an interest rate;

•	the date from which any interest will accrue;

•	any interest payment dates;

•	whether the debt securities are senior or subordinated, and if subordinated, the terms of the subordination;

•	the price or prices at which the debt securities will be issued, which may be expressed as a percentage of the aggregate principal amount of those debt securities;

•	the stated maturity date;

•	whether the debt securities are to be issued in global form;

•	any sinking fund requirements;

•	any provisions for redemption, the redemption price and any remarketing arrangements;

•	the denominations of the securities or series of securities;

•	whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	any restrictions on the offer, sale and delivery of the debt securities;

•	the place or places where payments or deliveries on the debt securities will be made and may be presented for registration of transfer or exchange;

•	whether any of the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

•	the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

•	any other terms of the debt securities which are not inconsistent with the provisions of the applicable indenture;

•	a description of any documents or certificates that must be received prior to the issuance of any definitive securities;

•	whether and under what circumstances additional amounts will be paid to non-U.S. citizens in connection with any tax, assessment or governmental charge and whether securities may be redeemed in lieu of paying such additional fees;

•	the identity of each security registrar or paying agent (if other than trustee);

•	any provisions granting special rights to securities holders upon the occurrence of specified events;

•	any deletions from, modifications of, or additions to any default events or covenants set forth in the form of indenture;

•	the portion of the principal amount payable upon the declaration of acceleration of the maturity of any securities; and

•	the date any bearer securities of or within the series and any temporary global security representing outstanding securities shall be dated, if other than date of original issuance.

The debt securities may be issued as “original issue discount securities” which bear no interest or interest at a rate which at the time of issuance is below market rates and which will be sold at a substantial discount below their principal amount. If the maturity of any original issue discount security is accelerated, the amount payable to the holder of the security will be determined by the applicable prospectus supplement, the terms of the security and the relevant indenture, but may be an amount less than the amount payable at the maturity of the principal of that original issue discount security. Special federal income tax and other considerations relating to original issue discount securities will be described in the applicable prospectus supplement.

Please see the prospectus supplement or pricing supplement you have received or will receive for the terms of the specific debt securities we are offering.

You should be aware that special U.S. Federal income tax, accounting and other considerations may apply to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations.

Registration and Transfer

Holders may present debt securities in registered form for transfer or exchange for other debt securities of the same series at the offices of the applicable indenture trustee according to the terms of the applicable indenture and the debt securities.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in fully registered form, and in denominations of $1,000 and any integral multiple thereof and the bearer securities of such series other than bearer securities issued in global form shall be issuable in denominations of $5,000.

No service charge will be required for any transfer or exchange of the debt securities but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

Payment and Place of Payment

We will pay or deliver principal and any premium and interest in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses.

Global Securities

Each indenture provides that we may issue debt securities in global form. If any series of debt securities is issued in global form, the prospectus supplement will describe any circumstances under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.

Events of Default

Unless otherwise indicated in the applicable prospectus supplement, the following are events of default under the senior indenture with respect to the senior debt securities and under the subordinated indenture with respect to the subordinated debt securities:

•	default in the payment of any principal or premium or make-whole amount, if any, on the debt securities when due;

•	default in the payment of any interest on the debt securities, or of any coupon pertaining thereto, when due, which continues for 30 days;

•	default in the deposit of any sinking fund payment on the debt securities when due;

•	default in the performance or breach of any other obligation contained in the applicable indenture for the benefit of that series of debt securities (other than defaults or breaches otherwise specifically addressed), which continues for 60 days after written notice of the default or breach;

•	default in the payment of any of our other indebtedness of the Company or the indebtedness of any subsidiary for which the Company is responsible or which the Company has guaranteed (whether currently existing or created in the future) having a principal amount outstanding that exceeds the minimum amount set forth in any indenture supplement which results in acceleration of that indebtedness and such acceleration has not been rescinded or annulled within 30 days of the related declaration of default;

•	specified events in bankruptcy, insolvency or reorganization of the Company or any significant subsidiary of the Company; and

•	any other event of default provided with respect to the debt securities of any series.

If an event of default (other than an event of default arising from specified events in bankruptcy of the Company or any significant subsidiary) occurs and is continuing for any series of debt securities, the indenture trustee or the holders of not less than 25% in aggregate principal amount or, under certain circumstances, issue price of the outstanding debt securities of that series may declare all amounts, or any lesser amount provided for in the debt securities of that series, to be immediately due and payable.

At any time after the applicable indenture trustee or the holders have accelerated a series of debt securities, but before the applicable indenture trustee has obtained a judgment or decree for payment of money due, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may waive any default with respect to that series, except a default:

•	in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

•	in an obligation contained in, or a provision of, an indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

The holders of a majority in principal amount or, under certain circumstances, issue price of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable indenture trustee or exercising any trust or power conferred on the indenture trustee with respect to debt securities of that series, provided that any direction is not in conflict with any rule of law or the applicable indenture and the trustee may take other actions, other than those that might lead to personal liability, not inconsistent with the direction. Subject to the provisions of the applicable indenture relating to the duties of the indenture trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the indenture trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which it might incur in complying with any direction.

A holder of any debt security of any series will have the right to institute a proceeding with respect to the applicable indenture or for any remedy under the indenture, if:

•	that holder previously gives to the indenture trustee written notice of a continuing event of default with respect to debt securities of that series;

•	the holders of not less than 25% in principal amount of the outstanding securities of that series have made written request and offered the indenture trustee indemnity satisfactory to the indenture trustee to institute that proceeding as indenture trustee;

•	the indenture trustee will not have received from the holders of a majority in principal amount or, under certain circumstances, issue price of the outstanding debt securities of that series a direction inconsistent with the request; and

•	the indenture trustee fails to institute the proceeding within 60 days.

However, the holder of any debt security or coupon has the right to receive payment of the principal of (and premium or make-whole amount, if any) and interest on, and any additional amounts in respect of, such debt security or payment of such coupon on the respective due dates (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment.

We are required to furnish to the indenture trustees annually a statement as to the performance of our obligations under the indentures and as to any default in that performance.

Modification and Waiver

Unless otherwise indicated in the applicable indenture supplement, the Company and the applicable indenture trustee may amend and modify each indenture or debt securities under that indenture with the consent of holders of at least a majority in principal amount or, under certain circumstances, issue price of each series of all outstanding debt securities then outstanding under the indenture affected. However, without the consent of each holder of any debt security issued under the applicable indenture, we may not amend or modify that indenture to:

•	change the stated maturity date of the principal of (or premium or make-whole amount, if any, on), or any installment of principal or interest on, any debt security issued under that indenture;

•	reduce the principal amount of or any make-whole amount, the rate of interest on or any additional amounts payable in respect thereof, or any premium payable upon the redemption of any debt security issued under that indenture;

•	reduce the amount of principal of an original issue discount security or make-whole amount, if any, issued under that indenture payable upon acceleration of its maturity; or provable in bankruptcy or adversely affect any right of repayment of a debt security;

•	change the place or currency of payment of principal or any premium or any make-whole amount or interest on, any debt security issued under that indenture;

•	impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any debt security issued under that indenture;

•	reduce the percentage in principal amount of debt securities of any series issued under that indenture, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture; or

•	make any change that adversely affects the right to convert or exchange any security or decrease the conversion/exchange rate or increase the conversion/exchange price.

The holders of at least a majority in principal amount of the outstanding debt securities of any series issued under that indenture may, with respect to that series, waive past defaults under the indenture, except as described under ‘‘ — Events of Default.”

Unless otherwise indicated in the applicable prospectus supplement, we and the applicable indenture trustee may also amend and modify each indenture without the consent of any holder for any of the following purposes:

•	to evidence the succession of another person to the Company;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of the indentures to facilitate the issuance of bearer securities;

•	to change or eliminate any of the provisions of the applicable indenture in respect of any series of debt securities, so long as any such change or elimination will become effective only in respect of any series of securities when there is no outstanding security of that series which is entitled to the benefit of that provision;

•	to establish the form or terms of debt securities of any series;

•	to evidence and provide for the acceptance of appointment by a successor indenture trustee;

•	to cure any ambiguity, to correct or supplement any provision in the applicable indenture, or to make any other provisions with respect to matters or questions arising under that indenture, so long as the interests of holders of debt securities of any series are not adversely affected in any material respect by the actions taken to cure, correct or supplement a provision in an indenture;

•	to secure securities;

•	to provide for conversion rights of the holders of the debt securities of any series to enable those holders to convert those securities into other securities;

•	to close the indenture with respect to the authentication and delivery of additional series of securities or to qualify or maintain qualifications of the applicable indenture under the Trust Indenture Act; or

•	to supplement any of the provisions of an indenture as is necessary to permit or facilitate the defeasance or discharge of any series of securities under specified provisions of the indenture, provided that any such action shall not adversely affect the interests of the holders of securities of such series or any other series of securities under the indenture in any material respect.

Voting

The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.

Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, of the aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.

Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.

Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•	the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Consolidation, Merger and Sale of Assets

Unless otherwise indicated in the applicable prospectus supplement, we may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that the resulting corporation, if other than the Company, is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of our obligations to:

(1) pay or deliver the principal and any premium or make-whole amount, if any, and any interest on, the debt securities;

(2) perform and observe all of our other obligations under the indentures and supplemental indentures; and

(3) we are not, or any successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the indentures.

The indentures do not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indentures do not contain any provision which would protect the holders of debt securities against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Regarding the Indenture Trustee

The indenture trustee provides trust services to us and our affiliates in connection with certain trust preferred securities and related junior subordinated debentures that we currently have outstanding.

The occurrence of any default under either the senior indenture, the subordinated indenture or the indenture between the Company and the indenture trustee relating to our junior subordinated debentures could create a conflicting interest for the indenture trustee under the Trust Indenture Act. If that default has not been cured or waived within 90 days after the indenture trustee has or acquired a conflicting interest, the indenture trustee would generally be required by the Trust Indenture Act to eliminate that conflicting interest or resign as indenture trustee with respect to the debt securities issued under the senior indenture or the subordinated indenture, or with respect to the junior subordinated debentures issued to certain Delaware statutory trusts of ours under a separate indenture. If the indenture trustee resigns, we are required to promptly appoint a successor trustee with respect to the affected securities.

The Trust Indenture Act also imposes certain limitations on the right of the indenture trustee, as a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect to any cash claim or otherwise. The indenture trustee will be permitted to engage in other transactions with us, provided that, if it acquires a conflicting interest within the meaning of Section 310 of the Trust Indenture Act, it must generally either eliminate that conflict or resign.

International Offering

If specified in the applicable prospectus supplement, we may issue debt securities outside the United States. Those debt securities will be described in the applicable prospectus supplement. In connection with any offering outside the United States, we will designate paying agents, registrars or other agents with respect to the debt securities, as specified in the applicable prospectus supplement.

We will describe in the applicable prospectus supplement whether our debt securities issued outside the United States: (1) may be subject to certain selling restrictions; (2) may be listed on one or more foreign stock exchanges; and (3) may have special United States tax and other considerations applicable to an offering outside the United States.

Defeasance

We may terminate or “defease” our obligations under the senior indenture with respect to the senior debt securities of any series by taking the following steps:

(1) depositing irrevocably with the senior indenture trustee an amount, which through the payment of interest, principal or premium, if any, will provide an amount sufficient to pay the entire amount of the senior debt securities:

•	in the case of senior debt securities denominated in U.S. dollars, U.S. dollars or U.S. government obligations;

•	in the case of senior debt securities denominated in a foreign currency, of money in that foreign currency or foreign government obligations of the foreign government or governments issuing that foreign currency; or

•	a combination of money and U.S. government obligations or foreign government obligations, as applicable;

(2) delivering:

•	an opinion of independent counsel that the holders of the senior debt securities of that series will have no federal income tax consequences as a result of that deposit and termination;

•	an opinion of independent counsel that registration is not required under Investment Company Act of 1940;

•	an opinion of counsel as to certain other matters;

•	officers’ certificates certifying as to compliance with the senior indenture and other matters; and

(3) paying all amounts due under the senior indenture.

Further, the defeasance cannot cause an event of default under the senior indenture or any other agreement or instrument and no default under the senior indenture or any such other agreement or instrument can exist at the time the defeasance occurs.

Subordination

The subordinated debt securities will be subordinated in right of payment to all “senior debt,” as defined in the subordinated indenture. In certain circumstances relating to our liquidation, dissolution, receivership, reorganization, insolvency or similar proceedings, the holders of all senior debt will first be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment on the subordinated debt securities.

If the maturity of any subordinated debt securities is accelerated, we will have to repay all senior debt before we can make any payment on the subordinated debt securities.

In addition, we may make no payment on the subordinated debt securities in the event:

•	there is an event of default with respect to any senior indebtedness which permits the holders of that senior indebtedness to accelerate the maturity of the senior indebtedness; and

•	the default is the subject of judicial proceedings or we receive notice of the default from an authorized person under the subordinated indenture.

By reason of this subordination in favor of the holders of senior indebtedness, in the event of an insolvency our creditors who are not holders of senior indebtedness or the subordinated debt securities may recover less, proportionately, than holders of senior indebtedness and may recover more, proportionately, than holders of the subordinated debt securities. Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities, “senior debt” is defined in the subordinated indenture as:

the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness of the Company for money borrowed, whether any such indebtedness exists as of the date of the indenture or is created, incurred, assumed or guaranteed after such date:

(i) any debt (a) for money borrowed by the Company, or (b) evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations) given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but shall not include any account payable or other obligation created or assumed in the ordinary course of business in connection with the obtaining of materials or services, or (c) which is a direct or indirect obligation which arises as a result of banker’s acceptances or bank letters of credit issued to secure obligations of the Company, or to secure the payment of revenue bonds issued for the benefit of the Company whether contingent or otherwise;

(ii) any debt of others described in the preceding clause (i) which the Company has guaranteed or for which it is otherwise liable;

(iii) the obligation of the Company as lessee under any lease of property which is reflected on the Company’s balance sheet as a capitalized lease; and

(iv) any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (i), (ii) and (iii).

“Senior debt” does not include:

(1) any such indebtedness, obligation or liability referred to in clauses (i) through (iv) above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the subordinated debt securities, or ranks pari passu with the subordinated debt securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated, (3) any indebtedness to a subsidiary of the Company and (4) the subordinated debt securities.

The subordinated indenture does not limit or prohibit the incurrence of additional senior indebtedness, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations. Any prospectus supplement relating to a particular series of subordinated debt securities will set forth the aggregate amount of our indebtedness senior to the subordinated debt securities as of a recent practicable date.

The prospectus supplement may further describe the provisions, if any, which may apply to the subordination of the subordinated debt securities of a particular series.

Restrictive Covenants

The subordinated indenture does not contain any significant restrictive covenants. The prospectus supplement relating to a series of subordinated debt securities may describe certain restrictive covenants, if any, to which we may be bound under the subordinated indenture.

DESCRIPTION OF COMMON STOCK

Company

Berkshire Hills Bancorp, which is incorporated under the General Corporation Law of the State of Delaware, is authorized to issue 26,000,000 shares of its common stock, $0.01 par value, of which 8,665,081 shares were issued and outstanding as of September 7, 2006. Berkshire Hills Bancorp is also authorized to issue 1,000,000 shares of its preferred stock, $0.01 par value, of which none have been issued as of September 7, 2006. Berkshire Hills Bancorp’s board of directors may at any time, without additional approval of the holders of preferred stock or common stock, issue additional authorized shares of preferred stock or common stock.

Voting Rights

The holders of common stock are entitled to one vote per share on all matters presented to stockholders. Holders of common stock are not entitled to cumulate their votes in the election of directors. However, Berkshire Hills Bancorp’s Certificate of Incorporation provides that a record owner of Berkshire Hills Bancorp’s common stock who beneficially owns, either directly or indirectly, in excess of 10% of Berkshire Hills Bancorp’s outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit.

No Preemptive or Conversion Rights

The holders of common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by Berkshire Hills Bancorp before such securities are offered to others. The absence of preemptive rights increases Berkshire Hills Bancorp’s flexibility to issue additional shares of common stock in connection with Berkshire Hills Bancorp’s acquisitions, employee benefit plans and for other purposes, without affording the holders of common stock a right to subscribe for their proportionate share of those additional securities. The holders of common stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.

Dividends

Holders of common stock are entitled to receive dividends ratably when, as and if declared by Berkshire Hills Bancorp’s board of directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under Delaware law, Berkshire Hills Bancorp may pay dividends out of surplus or net profits for the fiscal year in which declared and/or for the preceding fiscal year, even if our surplus accounts are in a deficit position. Dividends paid by our subsidiary bank and proceeds received from the offering of trust preferred securities have historically been the primary source of funds available to Berkshire Hills Bancorp. Berkshire Hills Bancorp expects to use these sources of funds in the future, as well as proceeds it may obtain from the offering of common stock, preferred stock and/or debt securities for payment of dividends to our stockholders, the repurchase of our common stock and for other needs. Berkshire Hills Bancorp’s board of directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including Berkshire Hills Bancorp’s earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Berkshire Hills Bancorp’s board of directors deems relevant. See “Regulation and Supervision.”

Berkshire Hills Bancorp’s principal assets and sources of income consist of investments in our operating subsidiaries, which are separate and distinct legal entities.

Liquidation

Upon liquidation, dissolution or the winding up of the affairs of Berkshire Hills Bancorp, holders of common stock are entitled to receive their pro rata portion of the remaining assets of Berkshire Hills Bancorp after the holders of Berkshire Hills Bancorp’s preferred stock, if any, have been paid in full any sums to which they may be entitled.

Certain Certificate of Incorporation and Bylaw Provisions Affecting Stock

Berkshire Hills Bancorp’s Certificate of Incorporation and Bylaws contain several provisions that may make Berkshire Hills Bancorp a less attractive target for an acquisition of control by anyone who does not have the support of Berkshire Hills Bancorp’s board of directors. Such provisions include, among other things, the requirement of a supermajority vote of stockholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered board of directors, a vote limitation provision and the limitation that stockholder actions may only be taken at a meeting and may not be taken by unanimous written stockholder consent. The foregoing is qualified in its entirely by reference to Berkshire Hills Bancorp’s Certificate of Incorporation and Bylaws, both of which are on file with the SEC.

Restrictions on Ownership

Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10.0% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

DESCRIPTION OF PREFERRED STOCK

The following summary contains a description of the general terms of the preferred stock that we may issue. The specific terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to the amendment to our Certificate of Incorporation or the Certificate of Designation, with respect to the establishment of a series of preferred stock which will be filed with the SEC in connection with the offering of such series of preferred stock.

General

Our Certificate of Incorporation permits our board of directors to authorize the issuance of up to 1,000,000 shares of preferred stock, par value $0.01, in one or more series, without stockholder action. The board of directors can fix the designation, powers, preferences and rights of each series. Therefore, without stockholder approval, our board of directors can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power of the common stock and may assist management in impeding any unfriendly takeover or attempted change in control. None of our preferred stock is currently outstanding.

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the price at which the preferred stock will be issued;

•	the dividend rate, or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

•	any redemption or sinking fund provisions;

•	any conversion provisions; and

•	any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of the preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

We may, at our option, with respect to any series of the preferred stock, elect to offer fractional interests in shares of preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular series of the preferred stock.

Rank

Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up and dissolution, rank:

•	senior to all classes of common stock and all equity securities issued by us the terms of which specifically provide that the equity securities will rank junior to the preferred stock (the junior securities);

•	equally with all equity securities issued by us the terms of which specifically provide that the equity securities will rank equally with the preferred stock (the parity securities); and

•	junior to all equity securities issued by us the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

Dividends

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described, if any, in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Our ability to pay dividends on our preferred stock is subject to policies established by the Office of Thrift Supervision.

Rights Upon Liquidation

If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

Because we are a savings and loan holding company, our rights, the rights of our creditors and of our stockholders, including the holders of the preferred stock offered by this prospectus, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization may be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Redemption

We may provide that a series of the preferred stock may be redeemable, in whole or in part, at our option with prior Office of Thrift Supervision approval. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as otherwise required by law or in our articles of organization.

Under regulations adopted by the Office of Thrift Supervision, if the holders of any series of the preferred stock are or become entitled to vote for the election of directors, such series may then be deemed a “class of voting securities” and a holder of 10% or more of such series, may then be subject to regulation as a savings and loan holding company. In addition, at such time as such series is deemed a class of voting securities, (a) any other holding company may be required to obtain the approval of the Office of Thrift Supervision to acquire or retain 5% or more of that series and (b) any person other than a savings and loan holding company may be required to obtain the approval of the Office of Thrift Supervision to acquire or retain 10% or more of that series.

Exchangeability

We may provide that the holders of shares of preferred stock of any series may be required at any time or at maturity to exchange those shares for our debt securities. The applicable prospectus supplement will specify the terms of any such exchange.

PLAN OF DISTRIBUTION

We may sell our securities in any of three ways (or in any combination):

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. The prospectus supplement will set forth the terms of the offering of such stock, including:

•	the name or names of any underwriters, dealers or agents and the type and amounts of securities underwritten or purchased by each of them; and

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates in connection with those derivatives then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

LEGAL OPINION

The validity of the securities offered hereby will be passed upon for us by Muldoon Murphy & Aguggia LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of Berkshire Hills Bancorp, Inc. and its subsidiaries as of

December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference into this document in reliance upon the respective reports of Wolf & Company, P.C., independent registered public accounting firm, which are incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

           Shares

BERKSHIRE HILLS BANCORP, INC.

Common Stock

PROSPECTUS SUPPLEMENT

Sandler O’Neill + Partners, L.P.	Keefe, Bruyette & Woods

           2009